CONSENT OF ATTORNEYS


    Reference is made to the Registration Statement of CEL-SCI Corporation whereby the Company proposes to sell 160,000 shares of the Company's Common Stock. Reference is also made to
Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

   We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,
HART & TRINEN
By William T. Hart
Denver, Colorado
July 19, 1996